Exhibit 99.1

Press Release

Ness Technologies Completes Acquisition by CVCI

Transaction Valued at Approximately $307 Million

Teaneck, NJ – October 11, 2011 – Ness Technologies, Inc. (NASDAQ: NSTC and TASE: NSTC), a global provider of IT services and solutions, announced today the completion of its acquisition by an affiliate of Citi Venture Capital International (CVCI), a global private equity investment fund, in a transaction valued at approximately $307 million.  Under the terms of the merger agreement, Ness stockholders will receive $7.75 in cash for each share of common stock they hold.

As previously announced, the transaction was approved by Ness stockholders at a special meeting of stockholders held on August 30, 2011.  As a result of the transaction, Ness common stock will cease trading on, and will be delisted from, the Nasdaq Global Select Market and the Tel Aviv Stock Exchange.

“We are excited by the opportunity for Ness to grow and develop in partnership with CVCI, while continuing to provide superior solutions and services to our strong customer base,” said Sachi Gerlitz, president and CEO, Ness Technologies.

Bob Khanna, CVCI’s Managing Director, said, “We look forward to working with Ness management, employees and partners of all business units to build on Ness’s outstanding reputation and deliver additional value to its customers through its global network.”

Ness will remain headquartered in Tel Aviv, Israel, and Teaneck, New Jersey, and Ness’s Chief Executive Officer and Chief Financial Officer are continuing in their current roles.

Jefferies & Company, Inc. acted as financial advisor to the Special Committee of the Board of Directors of Ness (the Special Committee).  Bank of America Merrill Lynch acted as financial advisor to the Board of Directors of Ness.  Olshan Grundman Frome Rosenzweig & Wolosky LLP acted as legal advisor to Ness, Ropes & Gray LLP acted as legal advisor to the Special Committee and Cleary Gottlieb Steen & Hamilton LLP acted as legal advisor to CVCI.

About Ness Technologies

Ness Technologies (NASDAQ: NSTC and TASE: NSTC) is a global provider of IT and business services and solutions with specialized expertise in software product engineering; and system integration, application development, consulting and software distribution.  Ness delivers its portfolio of solutions and services using a global delivery model combining offshore, near-shore and local teams.  With about 7,000 employees, Ness has operations in North America, Europe, Israel and India, has customers in over 20 countries, and partners with numerous software and hardware vendors worldwide.  For more information about Ness, visit www.ness.com.

About Citi Venture Capital International

CVCI is a leader in global emerging markets private equity investing, and currently manages over $7 billion in equity investments and committed capital.  CVCI has an internationally integrated investment team with over 45 professionals worldwide with a local presence in Singapore, Mumbai, New Delhi, Hong Kong, London, New York and Santiago.  CVCI-advised funds have made significant investments in Business Services and Cross-Border Outsourcing companies and have an established track record of investments in this sector and a global perspective of the trends and drivers in the industry.  Over the last decade, funds and entities advised by CVCI have invested in business services and IT Services companies in China, the U.S., India, Mexico, and Korea.

CVCI is part of Citi Capital Advisors. Citi Capital Advisors is a global alternative asset management platform that offers a broad range of innovative strategies and products to select institutional and ultra-high-net-worth investors.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often are preceded by words such as “believes,” “expects,” “may,” “anticipates,” “plans,” “intends,” “assumes,” “will” or similar expressions.  Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by these statements.  Some of the factors that may cause results to differ materially from those described in the forward-looking statements are included under the heading “Risk Factors” in Ness’s filings with the Securities and Exchange Commission.  Ness is under no obligation, and expressly disclaims any obligation, to update or alter its forward-looking statements, whether as a result of such changes, new information, subsequent events or otherwise.

Media Contacts: David Kanaan Intl: +972-54-425-5307 Email: media.int@ness.com	Investor Relations Contacts: Drew Wright USA: 1-201-488-3262 Email: investor@ness.com
Maya Lustig Israel: +972-3-767-5110 Email: maya.lustig@ness.com